Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Forms S-3 (Nos. 333-194088, 333-192449 and 333-166061) and Form S-8 (No. 333-189898) of our report dated July 14, 2016, on our audits of the consolidated financial statements as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016, which report is included in this Annual Report on Form 10-K to be filed on or about July 14, 2016.

/s/ EisnerAmper LLP

New York, New York
July 14, 2016